================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 10)

                                   -----------

                               RYERSON TULL, INC.
                                (Name of Issuer)

                                   -----------

Common Stock, $1.00 par value per share                          78375P107
    (Title of class of securities)                            (CUSIP number)


                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                 August 28, 2002
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d - 1(e), Rule 13d - 1(f) or Rule 13 d - 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 pages)

================================================================================

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------
---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENWAY PARTNERS, L.P.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3714238
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
---------------------    -----------------------------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                            10,751
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                             0
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                       10,751
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                        0
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                            10,751
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.0%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        PN
---------------------    -----------------------------------------------------------------------------------------------------------




                                       2

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENTREE PARTNERS, L.P.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3752875
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
---------------------    -----------------------------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                            25,429
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                             0
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                       25,429
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                        0
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                            25,429
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT
                         IN ROW (11):                                                                                         0.1%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        PN
---------------------    -----------------------------------------------------------------------------------------------------------




                                       3

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENHOUSE PARTNERS, L.P.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3793447
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, AF, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                               0
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                          10,751
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                          0
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                     10,751
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              10,751
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.0%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        PN
---------------------    -----------------------------------------------------------------------------------------------------------




                                       4

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENHUT  L.L.C.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3793450
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, AF, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                               0
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                          25,429
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                          0
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                     25,429
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              25,429
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT
                         IN ROW (11):                                                                                         0.1%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        OO
---------------------    -----------------------------------------------------------------------------------------------------------




                                       5

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENBELT CORP.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3791931
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                            688,736
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                             0
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                       688,736
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                        0
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              688,736
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
---------------------    -----------------------------------------------------------------------------------------------------------
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        CO
---------------------    -----------------------------------------------------------------------------------------------------------





                                       6

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENSEA OFFSHORE, L.P.
                         S.S. OR I.R.S. IDENTIFICATION NO.
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Cayman Islands
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                            174,051
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                             0
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                       174,051
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                        0
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              174,051
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.7%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        PN
---------------------    -----------------------------------------------------------------------------------------------------------





                                       7

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GREENHUT OVERSEAS, L.L.C.
                         S.S. OR I.R.S. IDENTIFICATION NO.                                13-3868906
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             WC, AF, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                               0
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                          174,051
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                          0
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                     174,051
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              174,051
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       0.7%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        OO
---------------------    -----------------------------------------------------------------------------------------------------------





                                       8

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         ALFRED D. KINGSLEY
                         S.S. OR I.R.S. IDENTIFICATION NO.
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             PF, AF, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                        United States
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                           295,358
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                          898,967
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                      295,358
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                     898,967
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                             1,194,325
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      4.8%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        IN
---------------------    -----------------------------------------------------------------------------------------------------------





                                       9

------------------------------------------------------                       -------------------------------------------------------
CUSIP No. 78375P107                                            13D                      Page 2 of 16 Pages
------------------------------------------------------                       -------------------------------------------------------

---------------------    -----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON                                         GARY K. DUBERSTEIN
                         S.S. OR I.R.S. IDENTIFICATION NO.
                         OF ABOVE PERSON
---------------------    -----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                         (a)     [x]
                                                                                                                   (b)     [_]
---------------------    -----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY
---------------------    -----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS:                                                             PF, AF, OO
---------------------    -----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)            [_]
---------------------    -----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION:                                        United States
------------------------ ------------------     ------------------------------------------------------------------------------------
         NUMBER OF       7                      SOLE VOTING POWER:                                               0
          SHARES
------------------------ ------------------     ------------------------------------------------------------------------------------
       BENEFICIALLY      8                      SHARED VOTING POWER:                                          898,967
         OWNED BY
------------------------ ------------------     ------------------------------------------------------------------------------------
           EACH          9                      SOLE DISPOSITIVE POWER:                                          0
         REPORTING
---------------------    ------------------     ------------------------------------------------------------------------------------
        PERSON WITH      10                     SHARED DISPOSITIVE POWER:                                     898,967
---------------------    -----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                         PERSON:                                                                              898,967
---------------------    -----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                         CERTAIN SHARES:                                                                                        [_]
---------------------    -----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      3.6%
---------------------    -----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON:                                        IN
---------------------    -----------------------------------------------------------------------------------------------------------


                     This Amendment No. 10 ("Amendment No. 10") amends and supplements the statement on Schedule 13D (the "Schedule 13D") filed on February 21, 1997, as amended by Amendment No. 1 filed on November 14, 1997, Amendment No. 2 filed on December 8, 1997, Amendment No. 3 filed on December 24, 1997, Amendment No. 4 filed on May 20, 1998, Amendment No. 5 filed on August 6, 1998, Amendment No. 6 filed on August 13, 1998, Amendment No. 7 filed on September 2, 1998, Amendment No. 8 filed on January 16, 2001, and Amendment No. 9 filed on August 2, 2002 by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"; and together with the foregoing persons, the "Reporting Persons"), relating to the shares of common stock ("Shares") of Ryerson Tull, Inc. (the "Company") (the successor company to Inland Steel Industries, Inc.). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.


ITEM 3.              SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                     The source of funds for the purchase of Shares by Kingsley set forth in Item 5(c) was his personal funds and margin indebtedness from Spear, Leeds & Kellogg.

ITEM 5.              INTEREST IN SECURITIES OF THE ISSUER

                     (a) As of the date of this Amendment No. 10, the Reporting Persons beneficially owned in the aggregate 1,194,325 Shares constituting 4.8% of the outstanding Shares (the percentage of Shares owned being based upon 24,813,900 Shares outstanding on August 6, 2002, as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                       Approximate
                        Number of                     Percentage of
Name                     Shares                    Outstanding Shares
----                     ------                    ------------------

Greenway                  10,751                          0.0%
Greentree                 25,429                          0.1%
Greenbelt                688,736                          2.8%
Greensea                 174,051                          0.7%
Kingsley                 295,358                          1.2%


                     Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) Shares of which Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, through their control of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) Shares of which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) Shares of which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                     (b) Greenway has the sole power to vote or direct the vote of 10,751 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greentree has the sole power to vote or direct the vote of 25,429 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greensea has the sole power to vote or direct the vote of 174,051 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greenbelt has the sole power to vote or direct the vote of 688,736 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Kingsley has the sole power to vote or direct the vote of 295,358 Shares and the sole power to dispose or direct the disposition of such Shares.

                     (c) Information concerning transactions in the Shares by the Reporting Persons since the most recent filing on Schedule 13D is set forth in Exhibit 17 attached hereto, which is incorporated herein by reference.

                     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

                     (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares on August 29, 2002.

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS

                     The following Exhibit is filed herewith:

                     17. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.


Dated: August 29, 2002

GREENHOUSE PARTNERS, L.P.                     GREENWAY PARTNERS, L.P.

                                              By:     Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                             general partner
   --------------------------------
   Gary K. Duberstein, general
   partner                                            By:/s/ Gary K. Duberstein
                                                         ----------------------------------
                                                         Gary K. Duberstein, general
                                                         partner


GREENHUT, L.L.C.                              GREENTREE PARTNERS, L.P.

                                              By:     Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                             partner
   --------------------------------
   Gary K. Duberstein, Member
                                                      By:/s/ Gary K. Duberstein
                                                         ----------------------------------
                                                         Gary K. Duberstein, Member


GREENHUT OVERSEAS, L.L.C.                     GREENSEA OFFSHORE, L.P.

                                              By:     Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                             investment general partner
   --------------------------------
   Gary K. Duberstein, Member
                                                      By:/s/ Gary K. Duberstein
                                                         ----------------------------------
                                                         Gary K. Duberstein, Member


                                              GREENBELT CORP.

                                              By:/s/ Alfred D. Kingsley
                                                 ------------------------------------------
                                                 Alfred D. Kingsley, President


                                              /s/ Alfred D. Kingsley
                                              ---------------------------------------------
                                              Alfred D. Kingsley


                                              /s/ Gary K. Duberstein
                                              ---------------------------------------------
                                              Gary K. Duberstein

                                  EXHIBIT INDEX



EXHIBIT NO.                                  DESCRIPTION
-----------                                  -----------

    17. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.